EXHIBIT 99.4

[LOGO]                                           Nextel Communications, Inc.
                                                 1505 Farm Credit Drive
 For Immediate Release                           McLean, VA  22102
                                                 703 394-3000

                                                                    Contacts:
                                                                       Media:
                                                    Ben Banta  (703) 394-3573
                                                          Investor Relations:
                                                  Paul Blalock (703) 394-3500


                    Nextel Now in Top 10 U.S. Markets

               - Company Announces Record Subscriber Growth,
                 Increased ARPU and Continued Low Churn -


McLEAN, Va., July 8, 1997 -- Nextel Communications, Inc. (NASDAQ: NXTL) today announced the rollout of its enhanced all-digital wireless network in Houston. With the addition of Houston, Nextel now serves more than 250 cities across the United States and is currently positioned in twenty of the country's top twenty-five markets. The company also noted that Oklahoma City and Tulsa markets were added June 30.

Nextel also announced that it added a record 201,500 digital subscribers during the second quarter of 1997, an increase of 64 percent over first quarter's results when a record 122,600 digital subscriber units were added. As of June 30, 1997, Nextel has approximately 624,400 digital subscriber units in service across the Nextel National Network. The company also announced an increase in the average monthly revenue per unit (ARPU) to approximately $63 in the second quarter from $59 in the first quarter and continued to experience a low churn rate in the second quarter of approximately one percent.

"As we continue the roll out of our national network, we are experiencing record subscriber growth, increased ARPU and low churn. These are the drivers of success in wireless," said Tim Donahue, Nextel's president and chief operating officer. "We've added a total of 324,100 digital subscriber units in 1997 alone. And, I am confident that if we sustain this growth, we will emerge as one of the true leaders in the wireless marketplace."

Nextel's record growth in the second quarter was helped by the launch of 8 major markets in early April, including New York, Los Angeles and Washington, D.C., as well as by the initiation of the company's national television advertising campaign. A total of 14 markets were launched by the company in the second quarter. Nextel expects to announce a few additional market launches in the third quarter.

Nextel Communications, based in McLean, VA, is the nation's leading provider of fully integrated wireless communications and has built the largest guaranteed all-digital wireless network in the United States. Nextel plans to cover 85 percent of where America's population lives or works by the end of 1998. To learn more about Nextel and our services, visit our website at http://www.nextel.com.

                                   #  #  #